Exhibit 4.11

SHARE PURCHASE AGREEMENT
Dated 17 December 2015
among
DYNAGAS HOLDING LTD.,
LNG HOLDING LIMITED
and
DYNAGAS LNG PARTNERS LP

TABLE OF CONTENTS

ARTICLE I Interpretation
1
SECTION 1.01. Definitions

ARTICLE II Purchase and Sale of Shares; Closing

SECTION 2.01. Purchase and Sale of Shares	4
SECTION 2.02. Closing	4
SECTION 2.03. Place of Closing	5
SECTION 2.04. Purchase Price for Shares	5
SECTION 2.05. Payment of the Purchase Price	5

ARTICLE III Representations and Warranties of the Buyer

SECTION 3.01. Organization and Limited Partnership Authority	5
SECTION 3.02. Agreement Not in Breach of Other Instruments	5
SECTION 3.03. No Legal Bar	5
SECTION 3.04. Securities Act	6
SECTION 3.05. Independent Investigation	6

ARTICLE IV Representations and Warranties Regarding the Sponsor

SECTION 4.01. Organization and Corporate Authority	6
SECTION 4.02. Agreement Not in Breach	6
SECTION 4.03. No Legal Bar	7

ARTICLE V Representations and Warranties Regarding the Seller and Vessel Owner

SECTION 5.01. Organization Good Standing and Authority	7
SECTION 5.02. Capitalization; Title to Shares	7

This SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of December 17 2015, is made by and among DYNAGAS HOLDING LTD. (the "Sponsor"), a corporation organized under the laws of the Republic of the Marshall Islands, LNG HOLDING LIMITED (the "Seller"), a corporation organized under the laws of the Republic of Liberia whose registered office is at 80 Broad Street Monrovia Liberia, and a wholly-owned subsidiary of the Sponsor (and together with the Sponsor, and their affiliates other than the Buyer Entities, the "Seller Entities"), and DYNAGAS LNG PARTNERS LP (the "Buyer"), a limited partnership organized under the laws of the Republic of the Marshall Islands.
WHEREAS, the Seller is the registered owner and sole shareholder of record of all the issued and outstanding capital stock of Solana Holding Ltd., a corporation organized under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Vessel Owner") and such Vessel Owner is the registered owner of the Marshall Islands flagged gas carrier "LENA RIVER" (the "Vessel").
WHEREAS, the Buyer wishes to purchase from the Seller, and the Seller wishes to sell to the Buyer, the 500 shares of capital stock of the Vessel Owner, each without par value (the "Shares"), representing all of the issued and outstanding shares of capital stock of the Vessel Owner and which are registered in the sole name of the Seller.
WHEREAS, the Vessel is employed under a period time charter dated 2nd August, 2011 by Gazprom Global LNG Limited, a limited company incorporated in England and whose registered office is at 20 Triton Street, London, NW1 3BF, United Kingdom, as charterer  for a duration of 5 years commenced on October 4, 2013 with TC rate at US$ 86,000 per day, as amended or supplemented.
WHEREAS, the Vessel Owner and Dynagas Ltd. (the "Manager") have entered into a Management Agreement dated December 17, 2013 for the commercial and technical management of the Vessel (as same has been or will be amended and/or supplemented from time to time, the "Management Agreement").
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

Interpretation
SECTION 1.01. Definitions.  In this Agreement, unless the context requires otherwise or unless otherwise specifically provided herein, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
"Acquisition" has the meaning given to it in Section 2.01.
"Agreement" means this Agreement, including its recitals and schedules, as amended, supplemented, restated or otherwise modified from time to time;

 "Applicable Law" in respect of any Person, property, transaction or event, means all laws, statutes, ordinances, regulations, municipal by-laws, treaties, judgments and decrees applicable to that Person, property, transaction or event and, whether or not having the force of law, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having or purporting to have authority over that Person, property, transaction or event and all general principles of common law and equity;
"Buyer" has the meaning given to it in the preamble;
"Buyer Entities" means the Buyer and its subsidiaries;
"Buyer Indemnitees" has the meaning given to it in Section 9.01;
"Charter" has the meaning given to it in the recitals;
"Closing" has the meaning given to it in Section 2.02;
"Closing Date" has the meaning given to it in Section 2.02;
 "Commitment" means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts that could require a Person to issue any of its equity interests or to sell any equity interests it owns in another Person (other than this Agreement and the related transaction documents); (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any equity interest of a Person or owned by a Person; and (c) stock appreciation rights, phantom stock, profit participation, or other similar rights with respect to a Person;
"Conflicts Committee" means the Conflicts Committee of the Board of Directors of the Buyer;
 "Contracts" has the meaning given to it in Section 5.04;
"Credit" has the meaning given to it in Section 2.04;
"Due Date" has the meaning given to it in Section 2.04;
"Encumbrance" means any mortgage, lien, charge, assignment, adverse claim, hypothecation, restriction, option, covenant, condition or encumbrance, whether fixed or floating, on, or any security interest in, any property whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement, priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;
"Equity Interest" means (a) with respect to any entity, any and all shares of capital stock or other ownership interest and any Commitments with respect thereto, (b) any other direct equity ownership or participation in a Person and (c) any Commitments with respect to the interests described in (a) or (b);

"Governmental Authority" means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;
 "Losses" means, with respect to any matter, all losses, claims, damages, liabilities, deficiencies, costs, expenses (including all costs of investigation, legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) or diminution of value, whether or not involving a claim from a third party, however specifically excluding consequential, special and indirect losses, loss of profit and loss of opportunity;
"Management Agreement" has the meaning given to it in the recitals;
"Manager" has the meaning given to it in the recitals;
"Notice" means any notice, citation, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from any Person;
"Organizational Documents" has the meaning given to it in Section 5.03;
"Parties" means all parties to this Agreement and "Party" means any one of them;
"Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Buyer dated July 20, 2015, as amended from time to time;
"Person" means an individual, entity or association, including any legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;
"Permits" has the meaning given to it in Section 5.14;
"Purchase Price" has the meaning given to it in Section 2.04;
"Securities Act" means the Securities Act of 1933, as amended from time to time;
"Seller" has the meaning given to it in the preamble;
"Seller Entities" has the meaning given to it in the preamble;
"Seller Indemnities" has the meaning given to it in Section 9.02;
"Shares" has the meaning given to it in the recitals;
"Sponsor" has the meaning given to it in the preamble;

 "Taxes" means all income, franchise, business, property, sales, use, goods and services or value added, withholding, excise, alternate minimum capital, transfer, excise, customs, anti-dumping, stumpage, countervail, net worth, stamp, registration, franchise, payroll, employment, health, education, business, school, property, local improvement, development, education development and occupation taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, dues and charges and other taxes required to be reported upon or paid to any domestic or foreign jurisdiction and all interest and penalties thereon;
"Vessel" has the meaning given to it in the recitals; and
 "Vessel Owner" has the meaning given to it in the recitals.
ARTICLE II

Purchase and Sale of Shares; Closing
SECTION 2.01. Purchase and Sale of Shares.  The Seller agrees to sell and transfer to the Buyer (or any of the Buyer Entities as nominated by the Buyer), the Sponsor agrees to cause the Seller to sell and transfer to the Buyer (or any of the Buyer Entities as nominated by the Buyer) and the Buyer agrees to purchase (or cause a Buyer Entity to purchase) from the Seller for the Purchase Price and in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares which in turn shall result in the Buyer indirectly owning the Vessel (the "Acquisition").
SECTION 2.02. Closing.
On the terms of this Agreement, the sale and transfer of the Shares and payment of the Purchase Price shall take place on any date after the date hereof (the "Closing Date") at the option of the Buyer with three (3) calendar days prior written notice to the Seller.  The sale and transfer of the Shares is hereinafter referred to as the "Closing."
(a)  Conditions:  It is understood that the obligation of the Buyer to consummate the Acquisition shall be contingent upon (i) full validity on the Closing Date of all Seller Entities' representations and warranties and appropriate conditions precedent referred to herein; (ii) approval of the Acquisition by the Conflicts Committee; (iii) approval of the Acquisition by the Board of Directors of the Buyer; (iv) the absence of anything coming to the attention of the Buyer as a result of its due diligence investigation or otherwise that could reasonably be considered to affect materially and adversely, whether directly or indirectly, the Buyer's determination to enter into this Agreement, (v) compliance with any applicable legal requirements and (vi) the availability, subject to Section 2.04 (b) in the Buyer's sole discretion, of sufficient funds to pay the Purchase Price and other costs associated with the Acquisition.
(b)  Termination:  This Agreement will terminate on March 30, 2016, unless extended by mutual agreement.

SECTION 2.03. Place of Closing.  The Closing shall take place at 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece or any other place as designated by the Sponsor.
SECTION 2.04. Purchase Price for Shares.
(a) Subject to Section 2.04(b), on the Closing Date, the Buyer shall pay (or cause to be paid) to the Seller (to such account and beneficiary being a Seller Entity as the Seller shall designate) an amount equal to Two Hundred Forty Million United States Dollars (US$240,000,000) (the "Purchase Price") in exchange for the Shares.  The Buyer shall have no responsibility or liability hereunder for the Seller's allocation and distribution of the Purchase Price among the Seller Entities.  It is expressly agreed and acknowledged that all bank account cash balances, liabilities, cash and receivables of the Vessel Owner prior to the time of Closing shall be for Seller Entities' account.

(b) The Buyer has the option to request from the Seller at least three (3) business days prior to Closing that the Seller will accept and extend an interest free credit to the Buyer for a part of the Purchase Price in an amount up to US$40,000,000 to be payable as seller's credit in accordance with the terms of this clause after Closing ("Credit").  If such election is made, the amount of cash delivered at the time of the Closing shall be reduced by the amount of the Credit. Such Credit, subject to the terms of this Agreement, shall be repaid by the Buyer on the first business day falling 180 days after delivery of the Vessel under this Agreement (the "Due Date") or at any earlier date at Buyer's option.  Repayment of the Credit to the Seller shall be in cash.

SECTION 2.05. Payment of the Purchase Price.  Subject to Section 2.04(b), the Purchase Price (to the extent paid in United States Dollars) will be paid (or caused to be paid) by the Buyer to the Seller by wire transfer of immediately available funds to an account and beneficiary being a Seller Entity designated in writing by the Seller.
ARTICLE III

Representations and Warranties of the Buyer
The Buyer represents and warrants to the Seller that as of the date hereof:
SECTION 3.01. Organization and Limited Partnership Authority.  The Buyer is duly formed, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Buyer, has been effectively authorized by all necessary action, limited partnership or otherwise, and constitutes legal, valid and binding obligations of the Buyer.  No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Buyer.
SECTION 3.02. Agreement Not in Breach of Other Instruments.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Buyer is a party or by which it is bound, the Certificate of Formation and the Partnership Agreement of the Buyer, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Buyer is bound, or any law, rule or regulation applicable to the Buyer which would have a material effect on the transactions contemplated hereby.

SECTION 3.03. No Legal Bar.  The Buyer is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Buyer which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.
SECTION 3.04. Securities Act.  The Shares purchased by the Buyer pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof, and the Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.  The Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the Shares.  The Buyer is an "accredited investor" as such term is defined in Regulation D under the Securities Act.  The Buyer understands that, when issued to the Buyer at the Closing, none of the Shares will be registered pursuant to the Securities Act and that all of the Shares will constitute "restricted securities" under the federal securities laws of the United States.
SECTION 3.05. Independent Investigation.  The Buyer has had the opportunity to conduct to its own satisfaction independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Vessel Owner and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Articles IV, V and VI.
ARTICLE IV

Representations and Warranties Regarding the Sponsor
The Seller Entities represent and warrant to the Buyer that as of the date hereof:
SECTION 4.01. Organization and Corporate Authority.  The Sponsor is duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor, has been effectively authorized by all necessary action, corporate or otherwise, and constitutes legal, valid and binding obligations of the Sponsor.  No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Sponsor.

SECTION 4.02. Agreement Not in Breach.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any agreement or other instrument to which the Sponsor is a party or by which it is bound, the Articles of Incorporation and Bylaws of the Sponsor, any judgment, decree, order or award of any court, governmental body or arbitrator by which the Sponsor is bound, or any law, rule or regulation applicable to the Sponsor.
SECTION 4.03. No Legal Bar.  The Sponsor is not prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and no such action or proceeding is pending or, to the best of its knowledge and belief, threatened against the Sponsor which questions the validity of this Agreement, any of the transactions contemplated hereby or any action which has been taken by any of the parties in connection herewith or in connection with any of the transactions contemplated hereby.
ARTICLE V

Representations and Warranties Regarding the Seller and Vessel Owner
The Seller Entities represent and warrant to the Buyer that as of the date hereof:
SECTION 5.01. Organization Good Standing and Authority.  The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Liberia.  The Vessel Owner is a corporation duly registered, validly existing and in good standing under the laws of the Republic of the Marshall Islands.  Each of the Seller and the Vessel Owner has full corporate power and authority to carry on its business as it is now, and has since its formation been, conducted, and is entitled to own, lease or operate the properties and assets it now owns, leases or operates and to enter into legal and binding contracts.  No meeting has been convened or resolution proposed or petition presented and no order has been made to wind up the Seller or the Vessel Owner.
SECTION 5.02. Capitalization; Title to Shares.  The Shares consist of the 500 ordinary shares of capital stock of the Vessel Owner each without par value and have been duly authorized and validly issued and are fully paid and non-assessable, and constitute the total issued and outstanding Equity Interests of the Vessel Owner.  There are not outstanding (i) any options, warrants or other rights to purchase from the Seller any equity interests of the Vessel Owner, (ii) any securities convertible into or exchangeable for shares of such equity interests of the Vessel Owner or (iii) any other commitments of any kind for the issuance of additional shares of equity interests or options, warrants or other securities of the Vessel Owner.

SECTION 5.03. Organizational Documents.  The Seller Entities have supplied to the Buyer true and correct copies of the organizational documents of the Vessel Owner, as in effect as of the date hereof (the "Organizational Documents").
SECTION 5.04. Agreement Not in Breach.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate, or result in a breach of, any of the terms and provisions of, or constitute a default under, or conflict with, or give any other party thereto a right to terminate any agreement or other instrument to which the Seller or the Vessel Owner is a party or by which it is bound including, without limitation, any of the Organizational Documents, the Management Agreement and the Charter (together with the Management Agreement, the "Contracts"), any judgment, decree, order or award of any court, governmental body or arbitrator by which the Seller or the Vessel Owner is bound, or any law, rule or regulation applicable to the Seller or the Vessel Owner.
SECTION 5.05. The Shares.  Assuming the applicable Buyer Entity has the requisite power and authority to be the lawful owner of the Shares, upon delivery to the applicable Buyer Entity at the Closing of certificates representing the Shares, duly endorsed by the Seller for transfer to the applicable Buyer Entity or accompanied by appropriate instruments sufficient to evidence the transfer from the Seller to the Buyer (or to any of the Buyer Entities) of the Shares under the Applicable Laws of the relevant jurisdiction, or delivery of such Shares by electronic means, and upon or simultaneously with the Seller's receipt of the Purchase Price, the Buyer shall own good and valid title to the Shares, free and clear of any Encumbrances, other than those arising from acts of the Buyer Entities. Other than this Agreement and any related transaction documents, the Organizational Documents and restrictions imposed by Applicable Law, at the Closing, the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares, other than any agreement to which any Buyer Entity is a party.
SECTION 5.06. Litigation.
(a)  There is no action, suit or proceeding to which the Vessel Owner is a party (either as a plaintiff or defendant) pending before any court or governmental agency, authority or body or arbitrator; there is no action, suit or proceeding threatened against the Vessel Owner; and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding;
(b)  The Vessel Owner has not been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Vessel Owner; and
(c)  There is not in existence any order, judgment or decree of any court or other tribunal or other agency enjoining or requiring the Vessel Owner to take any action of any kind with respect to its business, assets or properties.
SECTION 5.07. Indebtedness to and from Officers, etc.  The Vessel Owner will not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of the Seller or any spouse, child, or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Vessel Owner.

SECTION 5.08. Personnel.  The Vessel Owner has no employees.
SECTION 5.09. Contracts and Agreements.  Other than the Contracts, there are no material contracts or agreements, written or oral, to which the Vessel Owner is a party or by which any of its assets are bound.
(a)  Each of the Contracts is a valid and binding agreement of the Vessel Owner, and to the best knowledge of the Seller, of all other parties thereto;
(b)  The Vessel Owner has fulfilled all material obligations required pursuant to the Contracts to have been performed by it prior to the date hereof and has not waived any material rights thereunder, including payment in full of the purchase price for the Vessel, together with any other payments of the Vessel Owner due thereunder; and
(c)  There has not occurred any material default under any of the Contracts on the part of the Vessel Owner, or to the best knowledge of the Seller, on the part of any other party thereto nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Vessel Owner under any of the Contracts nor, to the best knowledge of the Seller, has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Contracts.
SECTION 5.10. Compliance with Law.  The conduct of business by the Vessel Owner does not and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any laws, statutes, ordinances, rules, regulations, decrees, orders, permits or other similar items in force (including, but not limited to, any of the foregoing relating to employment discrimination, environmental protection or conservation) of any country, province, state or other governing body, the enforcement of which would materially and adversely affect the business, assets, condition (financial or otherwise) or prospects of the Vessel Owner taken as a whole, nor has  the Vessel Owner received any notice of any such violation.
SECTION 5.11. No Undisclosed Liabilities.  The Vessel Owner (or the Vessel owned by it) has no liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation) and if any such liability arises in the future, arising out of or resulting from a past fact, circumstance, act, omission or event (prior to Closing), for any reason whatsoever then the Seller Entities will be liable for settlement of same and will hold the Buyer fully harmless.
SECTION 5.12. Disclosure of Information.  The Seller has disclosed to the Buyer all material information on, and about, the Vessel Owner and the Vessel and all such information is true, accurate and not misleading in any material respect.  Nothing has been withheld from the material provided to the Buyer which would render such information untrue or misleading.

SECTION 5.13. Payment of Taxes.  The Vessel Owner has filed all foreign, federal, state and local income and franchise tax returns required to be filed, which returns are correct and complete in all material respects, and has timely paid all taxes due from it, and the Vessel is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction.
SECTION 5.14. Permits.  The Vessel Owner has such permits, consents, licenses, franchises, concessions, certificates and authorizations ("Permits") of, and has all declarations and filings with, and is qualified and in good standing in each jurisdiction of, all federal, provincial, state, local or foreign Governmental Authorities and other Persons, as are necessary to own or lease its properties and to conduct its business in the manner that is standard and customary for a business of its nature other than such Permits the absence of which, individually or in the aggregate, has not and could not reasonably be expected to materially or adversely affect the Vessel Owner  or the Vessel Owner has fulfilled and performed all its obligations with respect to such Permits which are or will be due to have been fulfilled and performed by such date and no event has occurred that would prevent the Permits from being renewed or reissued or that allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any impairment of the rights of the holder of any such Permit, except for such non-renewals, non-issues, revocations, terminations and impairments that would not, individually or in the aggregate, materially or adversely affect the  Vessel Owner, and none of such Permits contains any restriction that is materially burdensome to the Vessel Owner.
SECTION 5.15. No Material Adverse Change in Business.  Since December 31, 2013, there has been no material adverse change in the condition, financial or otherwise, or in the earnings, properties, business affairs or business prospects of the Vessel Owner, whether or not arising in the ordinary course of business, that would have or could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Vessel Owner.
ARTICLE VI

Representations and Warranties Regarding the Vessel
The Seller Entities represent and warrant to the Buyer that as of the date hereof:
SECTION 6.01. Title to Vessel.  The Vessel Owner is the owner (beneficially and of record) of the Vessel and has good and marketable title to the Vessel.
SECTION 6.02. No Encumbrances.  The assets of the Vessel Owner and the Vessel will be sold free of all Encumbrances other than the Encumbrances arising under the Charter.

SECTION 6.03. Condition.  The Vessel is (i) adequate and suitable for use by the Vessel Owner in the manner that is standard and customary for a vessel of its type, ordinary wear and tear excepted; (ii) seaworthy in all material respects for hull and machinery insurance warranty purposes and in good running order and repair; (iii) insured against all risks, and in amounts, consistent with common industry practices; (iv) in compliance with maritime laws and regulations; and (v) in compliance in all material respects with the requirements of its class and classification society; and all class certificates of the Vessel are clean and valid and free of recommendations affecting class; and the Buyer acknowledges and agrees that, subject only to the representations and warranties in this Agreement, it is acquiring the Vessel on an "as is, where is" basis.
ARTICLE VII

Covenants
SECTION 7.01. Financial Statements.  The Seller Entities agree to cause the Vessel Owner to provide access to the books and records of the Vessel Owner to allow the Buyer to prepare at the Buyer's expense any information, review or audit the Buyer reasonably believes is required to be furnished or provided by the Buyer pursuant to applicable securities laws.  The Seller will (A) provide the Buyer or the Buyer's auditors access to the Seller's work papers and (B) use its commercially reasonable efforts to assist the Buyer with any such information, review or audit and to provide other financial information reasonably requested by the Buyer or its auditors, including the delivery by the Seller Entities of any information, letters and similar documentation, including reasonable "management representation letters" and attestations.
SECTION 7.02. Expenses.  All costs, fees and expenses incurred in connection with this Agreement and the related transaction documents shall be paid by the Buyer, including all costs, fees and expenses incurred in connection with conveyance fees, recording charges and other fees and charges applicable to the transfer of the Shares. For the avoidance of doubt, all costs and expenses incurred by the Buyer to load the Vessel with fuel oil, lubricating oil, greases, fresh water and other stores necessary to operate the Vessel after the Closing shall be for the Buyer's account.
ARTICLE VIII

Amendments and Waivers
SECTION 8.01. Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.  By an instrument in writing the Buyer, on the one hand, or the Seller Entities, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX

Indemnification
SECTION 9.01. Indemnity by the Seller Entities.  The Seller Entities shall be liable for, and shall indemnify the Buyer and each of its subsidiaries and each of their directors, employees, agents and representatives (the "Buyer Indemnitees") against and hold them harmless from, any Losses, suffered or incurred by such Buyer Indemnitee:
(a) by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of the Seller Entities in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller Entities;
(b) any fees, expenses or other payments incurred or owed by the Seller Entities or the Vessel Owner to any brokers, financial advisors or comparable other persons retained or employed by any of them in connection with the transactions contemplated by this Agreement; or
(c) by reason of, arising out of or otherwise in respect of obligations, liabilities, expenses, costs and claims relating to, arising from or otherwise attributable to the assets owned by the Vessel Owner or the assets, operations, and obligations of the Vessel Owner or the businesses thereof, in each case, to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date.
SECTION 9.03. Indemnity by the Buyer.  The Buyer shall indemnify the Seller and its subsidiaries other than any Buyer Indemnitee and each of their respective officers, directors, employees, agents and representatives (the "Seller Indemnitees") against and hold them harmless from, any Losses, suffered or incurred by such Seller Indemnitee by reason of, arising out of or otherwise in respect of any inaccuracy in, or breach of, any representation or warranty (without giving effect to any supplement to the schedules occurring after the date hereof or qualifications as to materiality or dollar amount or other similar qualifications), or a failure to perform or observe any covenant, agreement or obligation of the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.
SECTION 9.04. Exclusive Post-Closing Remedy.  After the Closing, and except for any non-monetary, equitable relief to which any Party may be entitled, or any remedies for willful misconduct or actual fraud, the rights and remedies set forth in this Article IX shall constitute the sole and exclusive rights and remedies of the Parties under or with respect to the subject matter of this Agreement.

ARTICLE X

Miscellaneous
SECTION 10.01. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed wholly within such jurisdiction without giving effect to conflict of law principles thereof other than Section 5-1401 of the New York General Obligations Law, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Vessel is located, shall apply.
SECTION 10.02. Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.
SECTION 10.03. Complete Agreement.  This Agreement hereto contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and, except as provided herein, supersede all previous oral and written and all contemporaneous oral negotiations, commitments, writings and understandings.
SECTION 10.04. Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.05. Severability.  If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.  Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
SECTION 10.06. Third Party Rights.  Except to the extent provided in Article X, a Person who is not a party to this Agreement has no right to enforce or to enjoy the benefit of any term of this Agreement.
SECTION 10.07. Notices.  Any notice, claim or demand in connection with this Agreement shall be delivered to the Parties at the following addresses (or at such other address or facsimile number for a Party as may be designated by notice by such Party to the other Party):
(a) if to DYNAGAS HOLDING LTD., as follows:

c/o Dynagas Ltd., 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece Attention: President/Director Facsimile: +30 210-8947-275

(b) if to LNG HOLDING LIMITED, as follows:

c/o Dynagas Ltd., 97 Poseidonos Avenue & 2 Foivis Street, Glyfada, 16674, Greece Attention: President/Director Facsimile: +30 210-8947-275

(c) if to DYNAGAS LNG PARTNERS LP, as follows:

c/o 23, Rue Basse, 98000 Monaco Attention: CEO Email: management@dynagaspartners.com and any such notice shall be deemed to have been received (i) on the next working day in the place to which it is sent, if sent by facsimile or (ii) forty eight (48) hours from the time of dispatch, if sent by courier.
SECTION 10.08. Representations and Warranties to Survive.  All representations and warranties of the Buyer and Seller Entities contained in this Agreement shall survive the Closing and shall remain operative and in full force and effect after the Closing, regardless of (a) any investigation made by or on behalf of any Party or its affiliates, any Person controlling any Party, its officers or directors, and (b) delivery of and payment for the Shares.
SECTION 10.09. Remedies.  Except as expressly provided in Section 9.03, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.  Except as expressly provided in this Agreement, nothing in this Agreement will be considered an election of remedies.
SECTION 10.10. Non-recourse to General Partner.  Neither the Buyer's general partner nor any other owner of Equity Interests in the Buyer shall be liable for the obligations of the Buyer under this Agreement or any of the related transaction documents, including, in each case, by reason of any payment obligation imposed by governing partnership statutes.
IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the date first above written.

DYNAGAS HOLDING LTD.

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Sole Director

LNG HOLDING LIMITED

By:	/s/ Konstantinos Lampsias
Name:	Konstantinos Lampsias
Title:	Authorized Signatory

DYNAGAS LNG PARTNERS LP

By:	/s/ Michael Gregos
Name:	Name: Michael Gregos
Title:	CFO